Press Release	Moneyflow Capital Corporation

Moneyflow Capital Corporation Appoints Alan Miller to Board of Directors

Monday January 10, 8:05 am ET

Selects G. S. Schwartz & Co. to Provide Public Relations and Investor Relations Services

VANCOUVER, British Columbia, Jan. 10 /PRNewswire-FirstCall/ -- Moneyflow Capital Corporation, (OTC: MFCC - News) today announced the appointment of Alan Miller as a member of the board of directors.

Alan Miller brings over twenty-five years of Wall Street and financial expertise to Moneyflow including his tenure as founder and president of Winchester Investment Securities, an investment banking and general securities firm based in Overland Park, Kansas. Winchester, which had five branches and forty-five registered representatives, had participated in private placements, IPOs, market making and general securities trading.

Wayne Mah, President of Moneyflow Capital said, "I am delighted to have someone with Alan Miller's Wall Street savvy, business experience and financial acumen as a member of the Moneyflow management team. He will play a vital role in helping Moneyflow implement our strategic plan to expand our operations in Canada and the U.S. market."

"I'm excited to join the board of Moneyflow and look forward to working with management to further the Company's position as solid investment opportunity," said Alan Miller.

Prior to founding Winchester Investment Securities, Mr. Miller was president and senior analyst of Trendways Wall Street Watch, a stock market newsletter and hotline. His stock market expertise and commentary gained him recognition as one of the top stock market timers in the country and a significant following of investment professionals. Mr. Miller has served as vice president of the investment firm of Duggan and Co. and began his career as a registered representative with Stern Brothers in Kansas City, Missouri where he became one of the firm's top producing stockbrokers.

Moneyflow also announced that it has engaged G. S. Schwartz & Co. Inc., a leading New York-based public relations firm as its public relations and investor relations agency. G. S. Schwartz & Co. will provide Moneyflow with a comprehensive public relations and investor relations program to further increase the Company's presence through an aggressive media and financial community campaign.

In addition, the company announced that Martin Ermer, has resigned his position as president and director of North American General Resources Corporation to pursue other interests.

North American General Resources Corporation recently purchased the assets of CMC Investments Inc. and completed a corporate name change to Moneyflow Capital Corporation.

Moneyflow Capital Corporation provides financial services including short- term loans and check cashing services as well as operating a foreign exchange service from several retail store premises located throughout the Province of British Columbia, Canada.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.